EXHIBIT 99.1

Contacts:
Investor Relations: David Banks, (303) 967-8057, david.banks@firstdata.com
Media Relations: Staci Busby, (303) 967-7188, staci.busby@firstdata.com

FIRST DATA REPORTS 2004 EPS FROM CONTINUING OPERATIONS OF $2.22

ON REVENUE GROWTH OF 19%;

ANNOUNCES STRONG OUTLOOK FOR 2005

DENVER, Jan. 27, 2005 - First Data Corp. (NYSE: FDC) today reported fourth quarter EPS of $0.56.  As anticipated, results included integration expenses of $0.03, and the quarter also included other charges of $0.01.

“We are very excited about our strong 2004 results and are well-positioned for continued growth in 2005,” said Chairman and Chief Executive Officer Charlie Fote.  “Now that we are well into the Concord integration activities, our employees and business partners are looking towards the future with even greater enthusiasm.”

The high quality of First Data’s earnings generated cash flow from operating activities of $2.3 billion, which is at the high end of the 2004 target.  During the year, 88.2 million shares were repurchased for $3.7 billion at an average price of $42.41.  The company’s current buy-back authorization is $906 million.

The Western Union money transfer business, which represents 34% of First Data revenue, achieved full-year revenue growth of 14%.

The agent network has exceeded 220,000 locations.  The expansion of the network, together with the continued investment in promoting the brand, ensured another successful year demonstrated by consumer-to-consumer transaction growth of 20% for the quarter and 19% for the year.  Seven times a second, every second of the year, customers trust Western Union to handle their money transfer needs.

Ongoing investments in new products, marketing and loyalty programs also drove results.

WesternUnion.com posted a 50% increase in transaction activity this year.

Merchant Services, which represents 36% of First Data revenue, continued to deliver outstanding performance with year-over-year transaction growth of 13% including Concord’s volume, when compared on a pro forma basis.  This success was the result of adding nine new bank relationships, expanding the sales force by 18%, and increasing sales productivity 13%.  New sales generated 458,000 new merchants in 2004.

“We continue to be very pleased with our Concord acquisition,” said Fote.  “This year we had great success in signing financial institutions to our STAR network.”  As a result of solid execution on the integration plans, the company achieved its 2004 cost-savings target of more than $30 million and is on schedule to achieve total synergies of at least $205 million.  In 2004, many significant integration projects were completed including the integration of the sales forces and product lines, as well as the merger of several operating centers.

Outlook

“For 2005, our First Data team is focused on driving strong internal growth, continuing to execute on our Concord integration and making acquisitions that leverage our core strengths while at the same time using our strong cash flow to enhance shareholder value.  The global opportunities in the payments industry are tremendous,” Fote said.

Fote added that 2005 will show solid EPS performance, double-digit revenue growth and superior cash flow.  Full-year EPS is expected to be in the range of $2.34-$2.43, prior to the planned $0.11 in estimated integration expenses, and $2.23-$2.32 after considering integration expenses.  This range assumes an effective tax rate of 27%.  This range does not include any impact from expensing stock options as a result of adopting Financial Accounting Standards Board’s Statement No. 123R.  The expense upon adoption will be affected primarily by the company’s adoption date, historical options, new option grants, forfeitures and the valuation methodology selected going forward.

Business Segment Highlights

Western Union Money Transfer Exceeds $1 Billion in Profits for 2004

Western Union money transfer revenue increased 15% in the fourth quarter to $908 million.  Full-year revenue grew 14% to $3.4 billion.  Operating profits of $286 million for the quarter and $1.1 billion for the full year grew 10% and 13%, respectively.  Annual profit margin was 33%.

Western Union continues to grow around the world.  International money transfer transaction growth was strong at 24% in the fourth quarter, driving revenue growth of 22%.  Full-year international transaction and revenue growth were also 24% and 22%, respectively.

Western Union branded transaction growth to Mexico remained extremely strong in the quarter and for the year at 24%, with revenue growth of 13% for the year and 14% for the quarter.

Even with Western Union’s strong 2004 performance in Mexico, during the year Italy surpassed it, becoming Western Union’s second largest market.  During 2004, Western Union strengthened its position in Italy by making equity investments in Angelo Costa S.p.A., and Finint Srl, its two largest Italian-based super agents.  Western Union will continue to invest in super agent partners around the globe when and where it makes sense.

Growth in Western Union will continue through network expansion and meeting customer demand for new products and services.  Western Union was recently granted a banking license by the Finanzmarktaufsicht Behoerde (FMA), the Austrian Financial Market Authority, allowing Western Union to expand the range of products and services offered to European consumers.

Several other key new agent signings in the fourth quarter included the Polish Credit Union and Halcon Viajes, one of the largest travel agencies in Spain.  Each of these signings will add more than 1,000 locations.  Growth in China and India continues to be strong with more than 40,000 locations in these two countries.

Finally, Payment Services’ fourth quarter revenue was in line with expectations at $1.1 billion.  Operating profit was $303 million, 94% of which was attributed to Western Union.

Merchant Services Results Powered by Excellent Transaction Growth

Merchant Services’ revenues grew 50% for the fourth quarter to $1.1 billion, with operating profit up 55% to $350 million.  Full-year revenue increased 44% to $3.8 billion and operating profit grew 37% to $990 million.  Full-year margins remained strong at 26%.  Merchant Services delivered another quarter of solid results driven by 64% transaction growth.

During the quarter, First Data sold a merchant portfolio to iPayment, Inc. for $130 million in cash.  This transaction, together with last year’s sale of another merchant portfolio to iPayment, reflects First Data’s strategy of maximizing returns on the merchant portfolio by selling non-sales supported merchants to partners that can match sales forces to these merchants. First Data and iPayment extended their long-term processing agreement.  Additionally, the iPayment’s sales force will begin selling other First Data product lines including debit, stored-value, and TeleCheck to its merchants on a preferred provider basis.

As in the past, First Data will continue to review its merchant portfolios and execute on initiatives which will maximize shareholder return.  Year-over-year the company recorded incremental after-tax gains of $19 million from merchant portfolio sales.

Card Issuing Services Successfully Converts 58 Million Accounts

Card Issuing Services posted revenue of $609 million for the quarter, up 14% year-over-year and operating profit of $122 million, up 41% due primarily to the acquisition of Concord.  Full-year revenue of $2.4 billion and operating profit of $508 million were up 14% and 64%, respectively.  Annual margin was 21%.

During 2004, Card Issuing Services completed account conversions for 11 clients totaling 58 million accounts.  As of December 31, accounts on file were 406 million.  The pipeline of accounts to be converted has been reduced to 34 million since year-end as a result of conversion activity of 16 million so far this year.

During the quarter, First Data signed an agreement with Capital One Financial Corporation to provide production services functions.   These services include statement services and plastics personalization, which will be provided by the Card Issuing Services segment and remittance processing services, which will be provided by First Data’s REMITCO business unit.  In addition, Card Issuing Services renewed a card processing agreement with World’s Foremost Bank.

There were 135 million cards carrying the STAR logo at year-end and STAR Systems also announced that it has extended agreements with Chevy Chase Bank and CO-OP Network Credit Union Group.

Conference Call and Webcast

First Data will hold a conference call today at 8:00 a.m. EST to discuss the company’s fourth quarter and full-year results.  Charlie Fote, chairman and chief executive officer; Christina Gold, president of Western Union, Kim Patmore, executive vice president and chief financial officer; and David Banks, senior vice president of Investor Relations will host the call.  The call will be open to the public.  The conference call can be accessed by calling 888-831-9087 in the U.S. or 517-308-9004 internationally and passcode: FDC.  This call also will be broadcast on the company’s Web site at www.firstdata.com.  Interested parties are encouraged to click on the webcast link 10-15 minutes prior to the start of the conference call.

A replay of the conference call and the webcast will be available one hour after the call concludes through 5:00 p.m. EST February 3, 2005.  The replay of the call is available at 866-459-3539 in the U.S. or 203-369-1328 internationally (no passcode required), and a replay of the webcast is available at www.firstdata.com.

Please note: All statements made by First Data officers on this call are the property of First Data and subject to copyright protection. Other than the replay, First Data has not authorized, and disclaims responsibility for, any recording, replay or distribution of any transcription of this call.

#   #   #   #   #

About First Data:

First Data Corp. (NYSE: FDC), with global headquarters in Denver, helps power the global economy. As a leader in electronic commerce and payment services, First Data serves approximately 4.1 million merchant locations, 1,400 card issuers and millions of consumers, making it easy, fast and secure for people and businesses around the world to buy goods and services using virtually any form of payment. With more than 30,000 employees worldwide, the company provides credit, debit, private-label, smart and stored-value card issuing and merchant transaction processing services; Internet commerce solutions; money transfer services; money orders; and check guarantee and verification services. The STAR® Network offers PIN-secured debit acceptance at 1.4 million ATM and retail locations. First Data also offers a variety of payment services to businesses around the world including those in the United Kingdom, Australia, Canada, Japan, Mexico, Spain, Panama, Brazil, China, the Netherlands, Greece, the Middle East and Germany.  Its Western Union and Orlandi Valuta money transfer networks include approximately 220,000 agent locations in more than 195 countries and territories. Visit www.firstdata.com for more information.

Notice to Investors, Prospective Investors and the Investment Community

Cautionary Information Regarding Forward-Looking Statements

Statements in this press release regarding First Data Corporation’s business which are not historical facts, including the revenue and earnings projections, are “forward-looking statements.” All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions concerning future events and they are subject to numerous known and unknown risks and uncertainties which could cause actual events or results to differ materially from those projected.  Important factors upon which the Company’s forward-looking statements are premised include: (a) no unanticipated developments that delay or negatively impact the integration of Concord EFS, Inc. according to the Company’s integration plans, including its plans to integrate IT systems, eliminate duplicative overhead and costs, and retain customers and critical employees;  (b) continued growth at rates approximating recent levels for card-based payment transactions, consumer money transfer transactions and other product markets; (c) successful conversions under service contracts with major clients; (d) renewal of material contracts in the Company’s business units consistent with past experience; (e) timely, successful and cost-effective implementation of processing systems to provide new products, improved functionality and increased efficiencies; (f) successful and timely integration of significant businesses and technologies acquired by the Company and realization of anticipated synergies; (g) continuing development and maintenance of appropriate business continuity plans for the Company’s processing systems based on the needs and risks relative to each such system; (h) absence of further consolidation among client financial institutions or other client groups which has a significant impact on FDC client relationships and no material loss of business from significant customers of the Company; (i) achieving planned revenue growth throughout the Company, including in the merchant alliance program which involves several joint ventures not under the sole control of the Company and each of which acts independently of the others, and successful management of pricing pressures through cost efficiencies and other cost management initiatives; (j) successfully managing the credit and fraud risks in the Company’s business units and the merchant alliances, particularly in the context of the developing e-commerce markets; (k) anticipation of and response to technological changes, particularly with respect to e-commerce; (l) attracting and retaining qualified key employees; (m) no unanticipated changes in laws, regulations, credit card association rules or other industry standards affecting FDC’s businesses which require significant product redevelopment efforts, reduce the market for or value of its products or render products obsolete; (n) continuation of the existing interest rate environment so as to avoid increases in agent fees related to Payment Services’ products and increases in interest on the Company’s borrowings; (o) absence of significant changes in foreign exchange spreads on retail money transfer transactions, particularly in high-volume corridors, without a corresponding increase in volume or consumer fees; (p) continued political stability in countries in which Western Union has material operations; (q) implementation of Western Union agent agreements with governmental entities according to schedule and no interruption of relations with countries in which Western Union has or is implementing material agent agreements; (r) no unanticipated developments relating to previously disclosed lawsuits, investigations or similar matters; (s) no catastrophic events that could impact the Company’s or its major customer’s operating facilities, communication systems and technology or that has a material negative impact on current economic conditions or levels of consumer spending; (t) no material breach of security of any of our systems; and (u) successfully managing the potential both for patent protection and patent liability in the context of rapidly developing legal framework for expansive software patent protection.

NON-GAAP MEASURES

The financial information determined under U.S. generally accepted accounting principles (GAAP) has been supplemented in this release with a non-GAAP financial measure: 2005 earnings per share outlook excluding integration expenses.  Management believes that this adjusted measure provides meaningful information to assist investors and analysts in understanding management’s expectation for the future performance of the Company.  Management believes this adjusted financial measure is important in understanding its projection for 2005 because it excludes items that may obscure trends in the business and allows our investors to better analyze trends in the Company’s underlying business.  This adjusted financial measure should not be considered in isolation or as a substitute for the most comparable GAAP financial measure.  This non-GAAP financial measure reflects an additional way of viewing aspects of the Company’s operations that, when viewed with the comparable GAAP financial measure and the reconciliations to such measures, provide a more complete understanding of management’s projection for the performance of the Company’s business.  Investors are strongly encouraged to review the financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

FDC-1

FIRST DATA CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(in millions, except per share amounts)

	Three Months Ended December 31,
	2004	2003	Change
Revenues:
Transaction and processing service fees:
Payment Services	$1,012.3	$857.8	18%
Merchant Services	749.6	529.8	41%
Check verification and guarantee services	101.2	98.9	2%
Card Issuing Services	429.0	346.8	24%
All other	30.0	36.2	-17%
Investment income, net	(14.6)	38.0	NM
Professional services	19.5	28.3	-31%
Software licensing and maintenance	17.9	16.0	12%
Product sales and other	199.9	138.5	44%
Reimbursable postage and other	145.0	153.4	-5%
	2,689.8	2,243.7	20%

Expenses:
Cost of services	1,372.9	1,108.3	24%
Cost of products sold	64.4	51.8	24%
Selling, general and administrative	450.3	365.8	23%
Reimbursable postage and other	145.0	153.4	-5%
Other operating expenses:
Restructuring, net	12.6	(1.0)	NM
Impairments	(6.9)	5.4	NM
	2,038.3	1,683.7	21%
Operating profit	651.5	560.0	16%

Other income (expense):
Interest income	5.8	2.7	115%
Interest expense	(40.7)	(30.4)	34%
Investment gains and (losses)	(3.7)	(1.4)	NM
Divestitures, net	0.1	-	NM
	(38.5)	(29.1)	NM

Income before income taxes, minority interest, equity earnings in affiliates and discontinued operations	613.0	530.9	15%

Income taxes (i)	160.4	130.5	23%

Minority interest	(32.9)	(37.7)	-13%
Equity earnings in affiliates	45.4	35.0	30%

Income from continuing operations	465.1	397.7	17%

Income from discontinued operations, net of taxes of $0 and $6.7, respectively (a)	-	3.9	NM

Net income	$465.1	$401.6	16%

Earnings per share from continuing operations:
Basic	$0.57	$0.55	4%
Diluted	$0.56	$0.54	4%

Earnings per share:
Basic	$0.57	$0.55	4%
Diluted	$0.56	$0.55	2%

Weighted-average shares outstanding:
Basic	816.5	726.8	12%
Diluted	828.0	735.5	13%

Shares outstanding at end of period	804.0	716.6	12%

(See accompanying notes)

FIRST DATA CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(in millions, except per share amounts)

	Twelve Months Ended December 31,
	2004	2003	Change
Revenues:
Transaction and processing service fees:
Payment Services	$3,720.4	$3,212.9	16%
Merchant Services	2,776.0	1,998.0	39%
Check verification and guarantee services	405.4	389.2	4%
Card Issuing Services	1,677.3	1,362.1	23%
All other	127.5	144.1	-12%
Investment income, net	91.2	143.8	-37%
Professional services	89.9	102.9	-13%
Software licensing and maintenance	63.4	53.4	19%
Product sales and other	478.3	385.5	24%
Reimbursable postage and other	583.8	608.3	-4%
	10,013.2	8,400.2	19%

Expenses:
Cost of services	5,140.6	4,235.1	21%
Cost of products sold	223.1	204.4	9%
Selling, general and administrative	1,610.5	1,375.0	17%
Reimbursable postage and other	583.8	608.3	-4%
Other operating expenses:
Restructuring, net	63.5	27.9	NM
Impairments	0.5	6.2	NM
Litigation and regulatory settlements	32.4	5.0	NM
Other	25.0	-	NM
	7,679.4	6,461.9	19%

Operating profit	2,333.8	1,938.3	20%

Other income (expense):
Interest income	25.1	7.5	235%
Interest expense	(136.8)	(107.1)	28%
Investment gains and (losses)	5.9	(6.7)	NM
Divestitures, net	265.2	6.8	NM
	159.4	(99.5)	NM

Income before income taxes, minority interest, equity earnings in affiliates and discontinued operations	2,493.2	1,838.8	36%

Income taxes (i)	674.7	463.9	45%

Minority interest	(114.6)	(119.6)	-4%
Equity earnings in affiliates	163.9	138.7	18%

Income from continuing operations	1,867.8	1,394.0	34%

Income from discontinued operations, net of taxes of $21.3 and $17.6, respectively (a)	7.4	14.7	-50%

Net income	$1,875.2	$1,408.7	33%

Earnings per share from continuing operations:
Basic	$2.26	$1.89	20%
Diluted	$2.22	$1.86	19%

Earnings per share:
Basic	$2.27	$1.91	19%
Diluted	$2.23	$1.88	19%

Weighted-average shares outstanding:
Basic	827.0	739.1	12%
Diluted	840.2	749.2	12%

Shares outstanding at end of period	804.0	716.6	12%

(See accompanying notes)

FIRST DATA CORPORATION

SUMMARY SEGMENT DATA

(Unaudited)

(in millions)

	Three Months Ended December 31,
	2004	2003	Change
Revenues:
Payment Services	$1,058.5	$958.9	10%
Merchant Services	1,121.1	748.6	50%
Card Issuing Services	608.5	531.7	14%
Subtotal segment revenues	2,788.1	2,239.2	25%
All Other and Corporate	56.2	68.8	-18%
	2,844.3	2,308.0	23%

Adjustments for items included in segment and All Other and Corporate revenues: (b)
Equity earnings in affiliates (c)	(54.8)	(44.0)	25%
Interest income	(5.8)	(2.7)	115%
Divested business (d)	-	68.3	NM
Eliminations (e)	(93.9)	(85.9)	NM
Consolidated revenue	$2,689.8	$2,243.7	20%

Operating profit: (f)

Payment Services	$303.4	$321.6	-6%
Merchant Services	350.3	225.3	55%
Card Issuing Services	121.5	86.0	41%
Subtotal segment operating profit	775.2	632.9	22%
All Other and Corporate	(43.9)	(24.7)	-78%
	731.3	608.2	20%

Adjustments for items included in segment and All Other and Corporate operating profit: (b)
Equity earnings in affiliates	(45.4)	(35.0)	30%
Divested business (d)	-	10.5	NM
Minority interest from segment operations (g)	33.0	37.9	-13%
Eliminations (e)	(55.9)	(54.5)	NM
Interest expense	(40.7)	(30.4)	34%
Items excluded from segment operations (h)	(9.3)	(5.8)	NM
Income before income taxes, minority interest, equity earnings in affiliates and discontinued operations	$613.0	$530.9	15%

Depreciation & Amortization:

Payment Services	$27.5	$26.7	3%
Merchant Services	91.8	56.8	62%
Card Issuing Services	66.0	52.4	26%
All Other and Corporate	6.9	7.0	-1%
Divested business	-	4.1	NM
Consolidated depreciation & amortization	$192.2	$147.0	31%

(See accompanying notes)

FIRST DATA CORPORATION

SUMMARY SEGMENT DATA

(Unaudited)

(in millions)

	Twelve Months Ended December 31,
	2004	2003	Change
Revenues:
Payment Services	$4,043.3	$3,603.5	12%
Merchant Services	3,844.3	2,677.5	44%
Card Issuing Services	2,383.7	2,089.6	14%
Subtotal segment revenues	10,271.3	8,370.6	23%
All Other and Corporate	249.2	276.9	-10%
	10,520.5	8,647.5	22%

Adjustments for items included in segment and All Other and Corporate revenues: (b)
Equity earnings in affiliates (c)	(198.3)	(170.6)	16%
Interest income	(25.1)	(7.5)	235%
Divested business (d)	58.1	269.7	NM
Eliminations (e)	(342.0)	(338.9)	NM
Consolidated revenue	$10,013.2	$8,400.2	19%

Operating profit: (f)

Payment Services	$1,305.2	$1,228.1	6%
Merchant Services	990.3	723.2	37%
Card Issuing Services	508.1	309.9	64%
Subtotal segment operating profit	2,803.6	2,261.2	24%
All Other and Corporate	(95.1)	(77.3)	-23%
	2,708.5	2,183.9	24%

Adjustments for items included in segment and All Other and Corporate operating profit: (b)
Equity earnings in affiliates	(163.9)	(138.7)	18%
Divested business (d)	11.2	40.5	NM
Minority interest from segment operations (g)	136.8	122.0	12%
Eliminations (e)	(212.3)	(222.8)	NM
Interest expense	(136.8)	(107.1)	28%
Items excluded from segment operations (h)	149.7	(39.0)	NM
Income before income taxes, minority interest, equity earnings in affiliates and discontinued operations	$2,493.2	$1,838.8	36%

Depreciation & Amortization:

Payment Services	$104.0	$103.9	0%
Merchant Services	352.3	220.4	60%
Card Issuing Services	252.4	201.1	26%
All Other and Corporate	26.8	27.8	-4%
Divested business	2.7	16.1	NM
Consolidated depreciation & amortization	$738.2	$569.3	30%

(See accompanying notes)

FIRST DATA CORPORATION

NOTES TO FINANCIAL SCHEDULES

(Unaudited)

(a)	Discontinued operations consist of NYCE.

(b)

Reconciles the total segment and All Other and Corporate revenue to consolidated revenue or total segment and All Other and Corporate operating profit to income before income taxes, minority interest, equity earnings in affiliates and discontinued operations as reported on the Consolidated Statements of Income.

(c)

Excludes equity losses that were recorded in expense of $1.5 million and $4.1 million for the three and twelve months ended December 31, 2004 and $1.7 million and $4.0 million for the same periods in 2003, and the amortization related to the excess of the investment balance over the Company's proportionate share of the investee's net book value for 2004 and 2003.

(d)

The Company sold its 67% owned subsidiary, Global Cash Access, ("GCA") in March 2004. Revenue and operating profit associated with GCA are excluded from segment results. The Merchant Services segment revenue and operating profit were reclassified for 2003 to exclude results from GCA.

(e)	Represents elimination of adjustment to record Payment Services segment revenues and operating profit on a pretax equivalent basis and elimination of intersegment revenue.

(f)

Segment and All Other and Corporate operating profit includes interest income, minority interest from segment operations, equity earnings in affiliates net of related amortization expense and the allocation of corporate overhead. Segment and All Other and Corporate operating profit excludes items discussed in note (h) below and interest expense.

(g)	Minority interest from segment operations excludes minority interest attributable to items excluded from segment operations discussed in note (h) below.

(h)	Items, other than interest expense, excluded from segment operations consist of the following:

(in millions)	Three months ended December 31, 2004	Twelve months ended December 31, 2004

Restructuring, net	$(12.6)	$(63.5)

Restructuring charges of $13.0 million and $65.6 million were recorded in the three and twelve months ended December 31, 2004, offset with reversals of excess restructuring accruals of $0.4 million and $2.1 million for three and twelve months, respectively.

Impairments	6.9	(0.5)

Impairment charges were recorded for the three and twelve months ended December 31, 2004 related primarily to software and goodwill as a result of business restructuring. A $12.0 million recovery was recorded for the three months ended December 31, 2004, related to an impairment of capitalized customer contract costs associated with a customer bankruptcy recognized in 2002.

Litigation and regulatory settlements	-	(32.4)	Litigation charges were recorded in the second and third quarters related to the anticipated settlement of a lawsuit associated with the Merchant Services segment.

Other	-	(25.0)	Other related to adjustments for TeleCheck accounting entries that originated primarily during 2002 and 2003.

Investment gains and (losses)	(3.7)	5.9

Net investment gains in the twelve months ended December 31, 2004 relate to the $12.2 million gain on the sale of a strategic investment in the third quarter of 2004, offset by losses on e-commerce businesses and other business ventures.

Divestitures, net	0.1	265.2	Divestitures related to the gain on the sale of GCA and the release of $1.4 million of divestiture accruals related to the expiration of certain contingencies.
	(9.3)	149.7
Minority interest	0.1	22.2
	$(9.2)	$171.9

(in millions)	Three months ended December 31, 2003	Twelve months ended December 31, 2003

Restructuring, net	$1.0	$(27.9)

Restructuring charges of $30.4 million were recorded in the twelve months, offset with reversals of excess restructuring accruals of $1.0 million and $2.5 million for the three and twelve months, respectively.

Impairments	(5.4)	(6.2)	Impairment charges were recorded for the three and twelve months ended December 31, 2003, related primarily to software in the Card Issuing Services segment.

Litigation and regulatory settlements	-	(5.0)	A litigation charge of $5.0 million was recorded in the three months ended September 30, 2003, related to a lawsuit associated with the Merchant Services segment.

Investment gains and (losses)	(1.4)	(6.7)

Net investment losses of $1.4 million and $6.7 million were recorded in the three and twelve months ended December 31, 2003. These losses were primarily related to e-commerce businesses and strategic investments.

Divestitures, net	-	6.8	Divestiture reserves of $6.8 million were released in the three months ended September 30, 2003, related to the passage of certain exposures.
	(5.8)	(39.0)
Minority interest	0.2	2.4
	$(5.6)	$(36.6)

(i)

The effective tax rate for the twelve months ended December 31, 2004 was impacted by the favorable resolution of federal and state issues totaling $29 million.  This non-cash tax benefit was recognized in the second quarter 2004.The effective tax rate for the three and twelve months ended December 31, 2003 was affected by higher than anticipated tax free municipal interest and, to a larger extent, the third quarter 2003 expiration of the statutory examination period for a prior tax year.

NM = Not meaningful.

FIRST DATA CORPORATION

FINANCIAL TRANSACTION PROCESSING

KEY INDICATORS

(Unaudited)

(in millions)

	2004	2003	Change
At December 31,
Card accounts on file
Domestic cards (a)	369.9	316.6	17%
International cards	36.1	31.2	16%
Total	406.0	347.8	17%

For the Three-Months Ended December 31:

Payment Services transactions:

Consumer-to-consumer money transfer (b)	26.39	22.07	20%

Consumer-to-business (c)	37.21	33.95	10%

North America merchant transactions (d)	5,598.7	3,418.0	64%

North America issuer transactions (e)	1,924.1	704.4	173%

For the Twelve-Months Ended December 31:

Payment Services transactions:

Consumer-to-consumer money transfer (b)	96.66	81.04	19%

Consumer-to-business (c)	146.13	134.01	9%

North America merchant transactions (d)	19,829.4	12,269.3	62%

North America issuer transactions (e)	6,818.9	2,605.9	162%

(a)	Domestic card accounts on file at December 31, 2004 include 20.5 million accounts processed by the former Concord.

(b)	Consumer-to-consumer money transfer transactions include North America and international consumer money transfer services.

(c)

Consumer-to-business transactions include Quick Collect, EasyPay, PhonePay, Paymap's Just-in-Time and Equity Accelerator services, and E Commerce Group's Speedpay transactions directly processed by E Commerce Group.

(d)

North America merchant transactions include acquired VISA and MasterCard credit and signature debit, PIN-debit, electronic benefits transactions ("EBT"), and processed-only or gateway customer transactions at the point of sale ("POS"). North America merchant transactions also include acquired ATM transactions, gateway transactions at ATMs, and STAR PIN-debit POS transactions received from other acquirers.  Prior year historical FDC amounts have been adjusted to conform to the current year presentation to include EBT.

(e)	North America issuer transactions include VISA and MasterCard signature debit, STAR ATM, STAR PIN-debit POS, and ATM and PIN-debit POS gateway transactions.